UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 20, 2007

(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

P.O. Box 619100, Dallas, Texas	75261-9100
(Address of principal executive offices)	(Zip Code)

(972) 281-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4)(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On February 20, 2007, after more than 30 years of distinguished service, both Pastora San Juan Cafferty and Claudio X Gonzalez announced that they do not intend to stand for re-election to the Board of Directors of Kimberly-Clark Corporation (the “Corporation”) when their terms expire at the Annual Meeting of Stockholders to be held on April 26, 2007. Ms. Cafferty and Mr. Gonzalez will continue to serve as directors until the Annual Meeting. Both Ms. Cafferty and Mr. Gonzalez were elected to the Board of Directors in 1976.

(e)

On February 20, 2007, the Management Development and Compensation Committee (the “Committee”) established the objectives for 2007 cash incentive payments payable in 2008 to the executive officers of the Corporation under the Corporation’s Executive Officer Achievement Award Plan (the “Plan”). The Plan was approved by the Corporation’s stockholders on April 25, 2002, and filed as Exhibit 10(d) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

2007 cash incentive payments under the Plan will be based on the Committee’s judgment regarding the performance of the Corporation and its executive officers in 2007 against the objectives. The corporate objectives include both key financial and other financial and strategic goals. The key financial goals for 2007 include growth in net sales, growth in adjusted earnings per share and improvement in adjusted return on invested capital. Other financial and strategic goals for 2007 include various qualitative and quantitative measures which are intended to further align compensation with achieving the Corporation’s Global Business Plan, and include the following: net sales growth in specific businesses; net sales growth in specific markets; net sales targets from new products; brand equity improvement in specific brands; and implementation of certain competitive improvement initiatives and business support delivery initiatives. The other financial and strategic goals vary by executive officer depending on their areas of responsibilities. Depending on actual performance in 2007 against the financial and non-financial goals, 2007 cash incentive payments could range from zero to 240 percent of each executive officer’s target incentive payment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION

Date: February 23, 2007	By_/s/ Timothy C. Everett_____
Timothy C. Everett
Vice President and
Secretary